Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

DANFOSS A/S,

DANFOSS ACQUISITION, INC.

and

SAUER-DANFOSS INC.

Dated as of March 1, 2013

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

EXHIBITS

Exhibit A	Conditions to the Offer

Exhibit B	Form of Certificate of Incorporation of the Surviving Corporation

DEFINED TERMS

90% Requirement	4
Acceptance Time	9
affiliate	7
Agreement	1
Antitrust Law	30
Appraisal Shares	11
Authorizations	21
Business Day	3
Certificate of Merger	8
Certificates	12
Closing	8
Closing Date	8
Company	1
Company Arrangements	36
Company Benefit Plan	37
Company Board	1
Company Board Recommendation	17
Company Change in Recommendation	31
Company Common Stock	1
Company Disclosure Letter	14
Company Financial Statements	19
Company Material Adverse Effect	15
Company Material Contract	24
Company Preferred Stock	16
Company SEC Reports	18
Company Stockholders Meeting	28
Company Subsidiary	14
Constituent Corporations	7
Continuing Employee	37
Contract	18
D&O Insurance	34
Danfoss Group	1
DGCL	2
Effective Date	8
Effective Time	8
Event	15
Exchange Act	3
Exchange Agent	11
Exchange Fund	11
Existing Independent Directors	35
First Quarter 2013 Dividend	4
GAAP	19
Governmental Authority	18
Indemnified Party	32
Judgment	17
Law	17
Lien	18
Maximum Amount	34
Merger	1
Merger Consideration	10
Merger Sub	1
Merger Sub Board	2
Minimum Tender Condition	1
NYSE	18
Offer	1
Offer Conditions	3
Offer Documents	4
Offer Price	1
Original Proposal	1
Outside Date	39
Parent	1
Parent Board	2
Parent Material Adverse Effect	21
Parent Subsidiaries	22
Permitted Liens	25
Person	18
Proceeding	20
Proxy Statement	18
Required Company Stockholder Vote	16
Restricted Share	14
Sarbanes-Oxley Act	19
Schedule 13E-3	7
Schedule 14D-9	5
SEC	3
Section 262	10
Securities Act	10
Senior Individuals	26
Share	1
Shares	1
Special Committee	1
Special Committee Financial Advisor	20
Special Committee Recommendation	17
Stock Plans	14
Subsidiary	18
Surviving Corporation	7
Takeover Laws	17
Taxes	26
Top-Up	8
Top-Up Notice	9
Top-Up Shares	8
Transactions	2
Uncertificated Shares	12

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 1, 2013, among DANFOSS A/S, a corporation organized under the laws of Denmark (“Parent”), DANFOSS ACQUISITION, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and SAUER-DANFOSS INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Parent has proposed to the Board of Directors of the Company (the “Company Board”) that Parent or one of its wholly owned Subsidiaries (as defined below) acquire all of the shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding (each, a “Share” and, collectively, the “Shares”) that are not already owned by Parent and its Subsidiaries (other than the Company and the Subsidiaries of the Company) (collectively, the “Danfoss Group”) on the terms set forth in the proposal letter dated November 28, 2012 from Parent to the Company Board (the “Original Proposal”);

WHEREAS, the Company Board has established a special committee consisting solely of independent and disinterested directors (the “Special Committee”) to, among other things, (i) review, evaluate, investigate and discuss the Original Proposal, any alternative offers or proposals and other strategic alternatives, (ii) determine whether the Original Proposal, any alternative offers or proposals or other strategic alternatives are appropriate and desirable for the Company and its stockholders at this time, (iii) negotiate the terms and conditions of the Original Proposal, any alternative offers or proposals or other strategic alternatives, and (iv) determine whether to recommend to the full Company Board the approval of the Original Proposal, any alternative offers or proposals or other strategic alternatives;

WHEREAS, as of the date hereof, the Danfoss Group owns 36,629,787 Shares representing approximately 75.6% of the issued and outstanding shares of Company Common Stock;

WHEREAS, Parent has informed the Special Committee that it is currently only interested in acquiring the Shares not already owned by the Danfoss Group and it does not currently intend to dispose of any Shares beneficially owned by Parent in any alternative transaction;

WHEREAS, Parent hereby agrees to cause Merger Sub to commence a tender offer to purchase up to 100% of the Shares not already owned by the Danfoss Group at a price per Share of $58.50 (such amount, or any other amount per Share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller in cash, on the terms and subject to the conditions set forth in this Agreement (such tender offer, as it may be amended from time to time as permitted under this Agreement, the “Offer”);

WHEREAS, following consummation of the Offer, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and each Share that is not tendered and accepted pursuant to the Offer will thereupon be canceled and, other than the Shares held by Parent, Merger Sub or the Company, or any wholly owned Subsidiary of Parent, Merger Sub or the Company (and other than Appraisal Shares (as defined below)), converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein;

WHEREAS, the Special Committee has unanimously adopted resolutions (i) approving this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement (collectively with the Offer and the Merger, the “Transactions”), (ii) determining that the terms of the Offer, the Merger and the other Transactions are advisable, fair to and in the best interests of the Company and its stockholders (other than the Danfoss Group), (iii) recommending that the Company Board adopt resolutions (A) determining that the terms of the Offer, the Merger and the other Transactions, are advisable, fair to and in the best interests of the holders of Company Common Stock (other than the Danfoss Group), (B) recommending that the holders of Company Common Stock (other than Danfoss Group) accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and (C) recommending that the holders of Company Common Stock (other than the Danfoss Group) adopt this Agreement;

WHEREAS, the Company Board, based on the Special Committee Recommendation (as defined below), has unanimously (other than directors nominated to the Company Board by Parent) adopted resolutions (i) approving this Agreement, the Offer, the Merger and the other Transactions, (ii) determining that the terms of the Offer, the Merger and the other Transactions are advisable, fair to and in the best interests of the Company and its stockholders (other than the Danfoss Group), (iii) recommending that the holders of Company Common Stock (other than the Danfoss Group) accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and (iv) recommending that the holders of Company Common Stock (other than the Danfoss Group) adopt this Agreement; and

WHEREAS, the Board of Directors of Parent (the “Parent Board”) and the Board of Directors of Merger Sub (the “Merger Sub Board”), have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement and the Merger Sub Board has determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to and in the best interests of the stockholder of Merger Sub.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE 1

THE OFFER AND THE MERGER

Section 1.1            The Offer.

(a)           (i) Provided that this Agreement shall not have been terminated in accordance with Section 8.1, as promptly as practicable but in no event later than ten Business

Days (as defined below) after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer.  The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to (i) the non-waivable Minimum Tender Condition (as defined in Exhibit A) and (ii) the other conditions set forth in Exhibit A (together with the Minimum Tender Condition, the “Offer Conditions”).  The initial expiration date of the Offer shall be midnight, New York City time, on the 20th Business Day following the commencement of the Offer (determined using Exchange Act Rules 14d-1(g)(3) and 14d-2).  Merger Sub shall not, and Parent shall cause Merger Sub not to, terminate or withdraw the Offer other than in connection with the termination of this Agreement in accordance with Section 8.1; provided, however, that Merger Sub shall, and Parent shall cause Merger Sub to, withdraw and terminate the Offer promptly (and in any event within one Business Day) after the termination of this Agreement in accordance with Section 8.1 (and promptly after any termination or withdrawal of the Offer, Merger Sub shall return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of Company Common Stock to the registered holders thereof, to the extent required by the terms of the Offer and in accordance with the Exchange Act and the rules and regulations promulgated thereunder).  Merger Sub expressly reserves the right to waive any condition to the Offer (other than the Minimum Tender Condition) or modify the terms of the Offer, except that, without the consent of the Special Committee, Merger Sub shall not (A) reduce the number of shares of Company Common Stock subject to the Offer, (B) reduce the Offer Price, (C) add to the Offer Conditions or impose any other conditions to the Offer, (D) amend, modify or supplement any Offer Condition or any term of the Offer set forth in this Agreement, in each case, in a manner adverse to the holders of Company Common Stock (other than the Danfoss Group), (F) extend the Offer (except as required or permitted by the other provisions of this Section 1.1), (G) change the form of consideration payable in the Offer or (H) otherwise amend, modify or supplement the Offer in any manner adverse in a material respect to the holders of Company Common Stock (other than the Danfoss Group).  As used in this Agreement, “Business Day” means any day other than a Saturday, Sunday or a federal holiday under the applicable rules and regulations of the SEC or, in the case of determining any date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York.

(ii)           Merger Sub shall be permitted to (without the consent of the Company or of the Special Committee) and shall (and Parent shall cause Merger Sub to):

(A)          extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; and

(B)          if, on the initial expiration date or any subsequent date as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived (to the extent waivable in accordance with the terms of this Agreement), extend the Offer on one or more occasions in consecutive increments of up to ten Business Days each (or such longer period as the Special Committee and Parent may agree), until such time as such Offer Conditions are satisfied;

provided, however, that (1) Merger Sub shall not be required to extend the Offer beyond the Outside Date or the termination of this Agreement and (2) if, at any expiration of the Offer, all of the Offer Conditions to the Offer except for the Minimum Tender Condition are satisfied or have been waived (to the extent waivable in accordance with the terms of this Agreement), Merger Sub shall only be required to extend the Offer for one or more additional periods not to exceed an aggregate of ten Business Days.

(iii)          If at the expiration of the Offer the 90% Requirement (as defined below) is not satisfied (prior to the exercise of the Top-Up and the issuance of the Top-Up Shares (as such terms are defined below)), then Merger Sub shall exercise the Top-Up in accordance with Section 1.9(c) as soon as reasonably practicable thereafter.  As used in this Agreement, “90% Requirement” means that the number of Shares validly tendered and not properly withdrawn pursuant to the Offer would, together with the number of other Shares collectively owned by the Danfoss Group, constitute at least one Share more than 90% of the number of shares of Company Common Stock then issued and outstanding.

(iv)          On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, promptly after the expiration of the Offer, accept for payment and promptly (within the meaning of Rule 14e-1 under the Exchange Act) thereafter pay for, all Shares validly tendered and not properly withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer.

(v)           Nothing contained in this Section 1.1(a) shall affect any termination rights in Article 8, as to the Agreement, or in Exhibit A, as to the Offer.

(vi)          The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend (except as set forth in the following sentence), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Acceptance Time (as defined below).  The Offer Price shall not be adjusted as a result of the $0.35 per share cash dividend declared by the Company Board in respect of the Shares on the date hereof (the “First Quarter 2013 Dividend”).

(b)           On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”), and shall, to the extent required by applicable U.S. federal securities laws, mail the Offer Documents to the holders of the Shares promptly after filing the Schedule TO with the SEC.  Unless previously withdrawn in accordance with Section 6.6, Parent and Merger Sub shall be entitled to include the Special Committee Recommendation (as defined below) and the Company Board Recommendation (as defined below) in the Offer Documents.  Each of Parent and Merger Sub shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC or its staff with respect to the Offer Documents and each of Parent, Merger Sub and the

Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws.  The Company, the Special Committee and their respective counsel shall be given reasonable opportunity to review and comment upon the Offer Documents a reasonable time prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company, and Parent, Merger Sub and their counsel shall consider in good faith any comments thereto made by the Company, the Special Committee or their respective counsel.  Parent and Merger Sub shall (i) provide the Company, the Special Committee and their respective counsel with any written comments or requests (and inform them of any oral comments or requests) for additional information Parent, Merger Sub or any of their representatives may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or requests, (ii) provide to the Company, the Special Committee and their respective counsel a reasonable opportunity to review and comment upon any written responses thereto a reasonable time prior to responding to such comments or requests, (iii) consider in good faith any comments thereto made by the Company, the Special Committee or their respective counsel, and (iv) consult (to the extent practicable) with the Company, the Special Committee and/or their respective counsel prior to making any material oral responses or engaging in any material discussions with the SEC staff.  Parent and Merger Sub shall use reasonable best efforts to permit the Company, the Special Committee and/or their respective counsel to participate with Parent and Merger Sub or their representatives in any material discussions or meetings with the SEC.

(c)           Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer.

Section 1.2            Company Actions.

(a)           On the date the Offer Documents are filed with the SEC (or, if a Company Change in Recommendation shall have been made in accordance with Section 6.6 prior thereto, or mailing of the Schedule 14D-9 with the Offer Documents would delay the mailing of the Offer Documents, no later than ten Business Days from the date of commencement of the Offer), the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as supplemented or amended from time to time, and including the exhibits thereto, the “Schedule 14D-9”) including the Special Committee Recommendation and the Company Board Recommendation (subject, in each case, to Section 6.6) and Parent shall cause the Schedule 14D-9 to be mailed to the holders of Company Common Stock along with the Offer Documents, provided that in no event shall Parent be required to delay the mailing of the Offer Documents in order to include the Schedule 14D-9 with such mailing (or, if a Company Change in Recommendation shall have been made in accordance with Section 6.6 prior thereto, or mailing of the Schedule 14D-9 with the Offer Documents would delay the mailing of the Offer Documents, the Company shall cause the Schedule 14D-9 to be mailed).  The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC or its staff with respect to the Schedule 14D-9 and each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws.  Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 a reasonable time prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company, and the Company, the Special Committee and their respective counsel shall consider in good faith any comments thereto made by Parent or its counsel.  The Company shall (i) provide Parent and Merger Sub and their counsel with any written comments or requests (and inform them of any oral comments or requests) for additional information the Company or its representatives may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or requests, (ii) provide to Parent and Merger Sub and their counsel a reasonable opportunity to review and comment upon any written responses thereto a reasonable time prior to responding to such comments or requests, (iii) consider in good faith any comments thereto made by Parent, Merger Sub or their counsel, and (iv) consult (to the extent practicable) with Parent, Merger Sub and/or their counsel prior to making any material oral responses or engaging in any material discussions with the SEC staff.  The Company shall use reasonable best efforts to permit Parent, Merger Sub and their counsel to participate with the Company, the Special Committee or their representatives in any material discussions or meetings with the SEC.

(b)           In connection with the Offer, the Company shall instruct its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date, together with copies of all lists of stockholders, security position listings and computer files containing the names and addresses of the record holders of Shares, and shall use commercially reasonable efforts to furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and such computer files) as Parent may reasonably request, in each case, for the purpose of communicating the Offer to the holders of Company Common Stock.  Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other Transactions, Parent and Merger Sub shall, and shall cause their representatives to, hold in confidence the non-public information set forth on or contained in any such labels, listings and files, will use such information only in connection with the Transactions and, if this Agreement shall be terminated, will, upon request, deliver, and will cause their representatives to deliver, to the Company all copies of such information then in their possession or control, to the extent such information has been provided to Parent, Merger Sub or their representatives pursuant to this Section 1.2(b); provided that Parent may in lieu of delivering such information to the Company elect to destroy, and cause its representatives to destroy, such information.

Section 1.3            Schedule 13E-3.  On the date of commencement of the Offer, the Company, Parent, Merger Sub and such other affiliates of Parent as may be required under applicable Law shall file with the SEC, pursuant to and in accordance with Rule 13e-3 under the Exchange Act, a joint Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the

Transactions (the “Schedule 13E-3”); provided that, at their election, subject to applicable Law, Parent and Merger Sub may include the Schedule 13E-3 in the Schedule TO included in the Offer Documents.  Each of Parent, Merger Sub and the Company shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC or its staff with respect to the Schedule 13E-3 and promptly correct any information provided by it for use in the Schedule 13E-3 if and to the extent that such information shall have become false or misleading in any material respect, and each such party shall take all steps necessary to amend or supplement the Schedule 13E-3 and to cause the Schedule 13E-3 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws.  Each of Parent, Merger Sub, the Company, the Special Committee and their respective counsel shall be given reasonable opportunity to review and comment upon the Schedule 13E-3 and any amendments or supplements thereto a reasonable time prior to filing such documents with the SEC and shall consider in good faith any comments thereto made by any of Parent, the Company, the Special Committee and their respective counsel.  Each of Parent, Merger Sub, the Company and the Special Committee shall (i) provide the others and their respective counsel with any written comments or requests (and inform them of any oral comments or requests) for additional information such Person or any of its representatives may receive from the SEC or its staff with respect to the Schedule 13E-3 (or any amendments or supplements thereto) promptly after the receipt of such comments or requests, (ii) provide the others and their counsel a reasonable opportunity to review and comment upon any written responses thereto a reasonable time prior to responding to such comments or requests, (iii) consider in good faith any comments thereto made by the others or their counsel, and (iv) consult (to the extent practicable) with the others and/or their counsel prior to making any material oral responses or engaging in any material discussions with the SEC staff.  Each of Parent, Merger Sub, the Company and the Special Committee shall use reasonable best efforts to permit the others to participate with them or their representatives in any material discussions or meetings with the SEC.  Unless previously withdrawn in accordance with Section 6.6, the Company hereby consents to the inclusion in the Schedule 13E-3 of the Special Committee Recommendation and the Company Board Recommendation.  As used in this Agreement, “affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, provided that none of the Company or any of its Subsidiaries shall be deemed an affiliate of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) for purposes of this Agreement, and none of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) shall be deemed to be an affiliate of the Company or any of its Subsidiaries for purposes of this Agreement.

Section 1.4            The Merger.  At the Effective Time, in accordance with this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation.  For purposes of this Agreement, (i) the corporation surviving the Merger after the Effective Time may be referred to as the “Surviving Corporation” and (ii) the Company and Merger Sub are collectively referred to as the “Constituent Corporations.”

Section 1.5            Effects of the Merger.  The Merger shall have the effects set forth herein and in Section 259 of the DGCL.

Section 1.6            Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York time) on a date to be specified by the parties, which shall be no later than the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 7 (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, NY 10006, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).

Section 1.7            Consummation of the Merger.  As soon as practicable after the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time and date the Merger becomes effective being the “Effective Time” and “Effective Date,” respectively).

Section 1.8            Organizational Documents; Directors and Officers.  The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to conform to Exhibit B, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.  The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL (except that the name of the corporation shall be “Sauer-Danfoss Inc.” and with such other modifications as may be required by Section 6.7). The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation or removal or such time as their respective successors are duly elected or appointed and qualified, as the case may be.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation or removal or until such time as their respective successors have been duly elected or appointed and qualified, as the case may be.

Section 1.9            Top-Up.

(a)           Subject to Sections 1.9(b) and (c), the Company grants to Merger Sub the irrevocable right (the “Top-Up”) to purchase from the Company the number of shares of Company Common Stock (the “Top-Up Shares”) that would result in the 90% Requirement being satisfied.  Notwithstanding anything else in this Agreement to the contrary, the obligation of the Company to issue and deliver the Top-Up Shares upon the exercise of the Top-Up is subject to (and only to) the conditions that (i) no Judgment (as defined below) or other legal restraint (other than any listing requirement of any securities exchange) that has the effect of preventing the exercise of the Top-Up or the issuance and delivery of the Top-Up Shares in respect of such exercise shall be in effect, (ii) the number of Top-Up Shares shall not exceed the aggregate of (x) the number of shares of Company Common Stock held as treasury shares by the

Company and any Company Subsidiary plus (y) the number of shares of Company Common Stock that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding and are unreserved, in each case, as of immediately prior to the exercise of the Top-Up, and (iii) this Agreement shall not have been terminated in accordance with its terms.

(b)           Subject to the satisfaction of the conditions set forth in the last sentence of Section 1.9(a), the Top-Up may be exercised by Merger Sub but only once, in whole and not in part, at, or at any time within three Business Days after the acceptance for payment of, and payment by Merger Sub for, any shares of Company Common Stock pursuant to the Offer (the “Acceptance Time”).  The aggregate purchase price payable for the Top-Up Shares shall be determined by multiplying the number of such Top-Up Shares by the Offer Price, without interest. Such purchase price may be paid by Merger Sub, at its election, either (i) entirely in cash or (ii) by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Shares and by executing and delivering to the Company a non-negotiable, non-transferable promissory note having a principal amount equal to the balance of such purchase price. Any such promissory note (A) shall be full recourse against Parent and Merger Sub, (B) shall be due one year from the date the Top-Up Shares are issued, (C) shall bear interest at the rate of 3% per annum, (D) may be prepaid without premium or penalty, (E) shall provide that the unpaid principal amount and accrued interest thereunder shall immediately become due and payable in the event that (1) Merger Sub fails to timely make any payment on the promissory note as provided therein and such failure continues for a period of 30 days or (2) Merger Sub files or has filed against it any petition under any bankruptcy or insolvency law or makes a general assignment for the benefit of creditors, and (F) shall have no other material terms.

(c)           In the event that Merger Sub is required to exercise the Top-Up, it shall deliver to the Company a notice (the “Top-Up Notice”) setting forth (i) the number of Top-Up Shares that it intends to purchase pursuant to the Top-Up, (ii) the manner in which it intends to pay the applicable purchase price and (iii) the place and time at which the closing of the purchase of the Top-Up Shares by Merger Sub is to take place.  The Top-Up Notice shall also include an undertaking signed by Parent and Merger Sub that promptly following such exercise of the Top-Up, Merger Sub shall consummate the Merger in accordance with Section 253 of the DGCL as contemplated by Section 6.1(b) and upon the terms and subject to the conditions set forth in this Agreement.  At the closing of the purchase of the Top-Up Shares, Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for such Top-Up Shares pursuant to Section 1.9(b) and the Company shall cause to be issued to Merger Sub a certificate representing such shares (or, with Parent’s reasonable consent, evidence of uncertificated shares).  The parties hereto agree to use their reasonable best efforts to cause the closing of the purchase of the Top-Up Shares to occur as promptly as possible after (including, to the extent possible, on the same day as) the Top-Up Notice is deemed received by the Company pursuant to Section 9.1.  The parties further agree to use their reasonable best efforts to cause the Merger to be consummated in accordance with Section 253 of the DGCL as contemplated by Section 6.1(b) as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Shares.  Parent, Merger Sub and the Company shall cooperate to ensure that any issuance of the Top-Up Shares is accomplished in a manner consistent with all applicable Laws.

(d)           Parent and Merger Sub acknowledge that the Top-Up Shares that Merger Sub may acquire upon exercise of the Top-Up will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering.  Parent and Merger Sub represent and warrant to the Company that Merger Sub is, or will be upon the purchase of the Top-Up Shares, an “Accredited Investor,” as defined in Rule 501 of Regulation D under the Securities Act.  Merger Sub agrees that the Top-Up and the Top-Up Shares to be acquired upon exercise of the Top-Up are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

(e)           The parties hereby agree and acknowledge that in any appraisal proceeding with respect to the Appraisal Shares and to the fullest extent permitted by applicable Law, the fair value of the Appraisal Shares shall be determined in accordance with Section 262 of the DGCL (“Section 262”) without regard to the Top-Up, the Top-Up Shares or any promissory note delivered by Merger Sub to the Company in payment for the Top-Up Shares.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1            Conversion of Merger Sub Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Merger Sub capital stock, each share of Merger Sub capital stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.2            Conversion of Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Company Common Stock:

(a)           Merger Consideration.  Each share of Company Common Stock (including Restricted Shares) issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 2.2(c) and Appraisal Shares) shall be canceled and shall be converted automatically into the right to receive the Offer Price without interest thereon (the “Merger Consideration”).  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist.  As of the Effective Time, each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.3, without interest.

(b)           Adjustment to Merger Consideration.  Without duplication to the effects of Section 1.1(a)(vi), the Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend (except as set forth in the following sentence), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.  The Merger Consideration shall not be adjusted as a result of the First Quarter 2013 Dividend.

(c)           Treasury Shares and Shares Owned by Parent.  Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Merger Sub, Parent or any wholly owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(d)           Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 shall not be converted into the right to receive Merger Consideration as provided in Section 2.2(a), but rather the holders of Appraisal Shares shall be entitled to be paid the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.2(a).  The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.3            Exchange of Certificates.

(a)           Exchange Agent.  Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), which shall provide for the payment of Merger Consideration in accordance with the terms of this Section 2.3.  At or prior to the Effective Time, Parent shall, or shall take all steps necessary to enable and cause the Surviving Corporation to, deposit with the Exchange Agent, for the benefit of the holders of the shares of Company Common Stock, for payment by the Exchange Agent in accordance with this Article 2, the cash necessary to pay for the shares of Company Common Stock converted into the right to receive Merger Consideration (the “Exchange Fund”).  For purposes of determining the aggregate amount to be deposited with the Exchange Agent, Parent shall assume that there are no Appraisal Shares.  The Exchange Fund shall not be used for any other purpose.

(b)           Exchange Procedures.  As soon as reasonably practicable after the Effective Time but in any event not later than five Business Days thereafter, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the

Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) and to each holder of uncertificated shares of Company Common Stock (the “Uncertificated Shares”), in each case whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.2(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or the Uncertificated Shares shall pass, only upon delivery of the Certificates or the transfer of the Uncertificated Shares to the Exchange Agent and shall be in customary form and have such other provisions as Parent and the Company may mutually agree) and (ii) instructions for use in surrendering the Certificates or transfer of the Uncertificated Shares in exchange for the Merger Consideration.  Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon (A) surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, or (B) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), in the case of a book-entry transfer of Uncertificated Shares.  Upon payment of the Merger Consideration pursuant to the provisions of this Article 2, each Certificate or Uncertificated Share so surrendered or transferred shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered or the Uncertificated Shares so transferred is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Shares shall be properly transferred and the Person requesting such issuance shall pay any transfer or other Taxes (as defined below) required by reason of the payment to a Person other than the registered holder of such Certificate or Uncertificated Shares or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.  Each Certificate and each Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 2.3 the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Uncertificated Shares shall have been converted pursuant to Section 2.2.  No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Uncertificated Shares pursuant to the provisions of this Article 2.

(c)           No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid upon the surrender for exchange of Certificates or transfer of Uncertificated Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates or Uncertificated Shares, and there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by Law.

(d)           Investment of Exchange Fund.  Parent shall cause the Exchange Agent to invest the cash in the Exchange Fund in short term obligations of, or short term obligations guaranteed by the full faith and credit of, the United States of America.  Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any Shares to receive the Merger Consideration as provided herein.  To the extent there are losses with respect to such investments or the Exchange Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to Article 2, Parent shall promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund.

(e)           Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Uncertificated Shares for 12 months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates or Uncertificated Shares who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation and only as a general creditor for payment of their claim for Merger Consideration.

(f)            No Liability.  None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate or Uncertificated Share shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority (as defined below), any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g)           Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

(h)           Withholding Rights.  Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including the Offer) to any holder of shares of Company Common Stock (including Restricted Shares) such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable Tax Law.  To the extent that amounts are so withheld and paid to the appropriate taxing authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock (including Restricted Shares) in respect of which such deduction and withholding was made.

Section 2.4            Company Restricted Shares.   As soon as practicable following the date of this Agreement, the Company Board, the Special Committee or any other committee of the Company Board authorized to administer one or more of the Stock Plans (as defined below), as applicable, shall adopt such resolutions or take such other actions as may be required, as appropriate, to ensure that, at the Effective Time, and without any action on the part of any holder thereof, each Restricted Share (as defined below) that is outstanding and subject to restrictions immediately prior to the Effective Time shall terminate and be canceled at the Effective Time and each holder of a Restricted Share will be entitled to receive from Parent, Merger Sub or the Surviving Corporation, and shall receive as soon as practicable following the Effective Time (and in any event no later than the next payroll cycle of the Company following the Effective Time), in settlement of each such Restricted Share, the Merger Consideration, without interest, as provided in Section 2.2(a).  As used in this Agreement, “Restricted Share” means any share of restricted Company Common Stock that remains outstanding and subject to restrictions immediately before the Effective Time and was granted to a director of the Company pursuant to the Stock Plans.  As used in this Agreement, “Stock Plans” means the Sauer-Danfoss Inc. 2006 Omnibus Incentive Plan and the Sauer-Danfoss Inc. 1998 Long-Term Incentive Plan, as amended by the Amendment to the Sauer-Danfoss Inc. 1998 Long-Term Incentive Plan effective May 3, 2000, the Amendment to the Sauer-Danfoss Inc. 1998 Long-Term Incentive Plan effective December 4, 2002, and the Second Amendment to the Sauer-Danfoss Inc. 1998 Long-Term Incentive Plan.

Section 2.5            Taking of Necessary Action; Further Action.  Each of Parent, Merger Sub and the Company shall use reasonable best efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the DGCL as promptly as commercially practicable.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as is disclosed in any Company SEC Reports (as defined below) publicly filed with, or publicly furnished to, the SEC since January 1, 2012 and prior to the date of this Agreement, other than any disclosures referred to in the “Risk Factors” and “Unresolved Staff Comments” sections of, and any other forward-looking statement in, such Company SEC Reports or (ii) as set forth on the disclosure letter (each section of which qualifies the correspondingly numbered section of this Agreement and such other sections of this Agreement as to which it is reasonably apparent that such disclosure is relevant) delivered by the Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1            Organization.  The Company and each Subsidiary of the Company (each, a “Company Subsidiary”) is a corporation or other entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization, except in the case of a Company Subsidiary where the failure to be in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.  The Company and each Company Subsidiary has all requisite corporate and similar power and authority necessary to own, operate and lease its properties and to carry on its business as now conducted and is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such qualification necessary, except where the failure of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  A “Company Material Adverse Effect” means any event, condition, change, occurrence or development of a state of circumstances (each, an “Event”) that, individually or when taken together with all other Events that exist at the date of determination, (i) has a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries considered as a single enterprise or (ii) would prevent or materially delay the consummation of the Offer, the Merger or the other Transactions; provided, however, that Company Material Adverse Effect for the purposes of clause (i) shall not include any Event to the extent attributable to or resulting from the following: (A) general political, geopolitical, economic or market Events or Events in the industry in which the Company and the Company Subsidiaries operate, in each case, except to the extent such Events have a materially disproportionate effect on the Company and the Company Subsidiaries considered as a single enterprise, relative to other companies operating in such industry, (B) acts of terrorism, hostilities, military attacks or man-made or natural disasters (in each case, whether or not pursuant to the declaration of a national emergency or war, as applicable), or any escalation or worsening thereof, except to the extent such Events have a materially disproportionate effect on the Company and the Company Subsidiaries considered as a single enterprise, relative to other companies operating in its industry, (C) the announcement or pendency of the Transactions (including by reason of any communication by Parent or any of its affiliates regarding its plans or intentions with respect to the business of the Company, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with the Company and its Subsidiaries), (D) adoption, promulgation, repeal, amendment, official interpretation, official reinterpretation or other change, or proposed adoption, promulgation, repeal, amendment, or change, in applicable Law or any applicable accounting regulations or principles or the official interpretations thereof, except to the extent that such Events have a materially disproportionate effect on the Company and the Company Subsidiaries considered as a single enterprise, relative to other companies operating in its industry, (E) changes in the price or trading volume of the Company’s stock, in and of itself (provided that any Event that may have caused or contributed to such change in market price or trading volume that is not otherwise excluded from the definition of “Company Material Adverse Effect” shall not be excluded under this proviso), (F) any failure by the Company to meet public or internal revenue, earnings or other projections, in and of itself (provided that any Event that may have caused or contributed to such failure to meet any such revenue, earnings or other projections that is not otherwise excluded from the definition of “Company Material Adverse Effect” shall not be excluded under this proviso) or (G) the taking of any action required by this Agreement or the failure to take any action prohibited by this Agreement or with Parent’s express prior written consent.

Section 3.2            Capitalization.

(a)           The authorized capital stock of the Company consists of (i) 75,000,000 shares of Company Common Stock and (ii) 4,500,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”).  As of the close of business on February 25, 2013: (i) 48,462,518 shares of Company Common Stock were issued and outstanding (with none of such outstanding shares held by the Company as treasury shares and 40,500 Restricted Shares); (ii) no shares of Company Preferred Stock were issued or outstanding; and (iii) 3,391,057 shares of Company Common Stock were reserved for issuance.  No shares of Company Common Stock are held by any Company Subsidiary.  Such issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights.  Section 3.2(a) of the Company Disclosure Letter sets forth, as of the close of business on February 25, 2013, each Restricted Share outstanding and the vesting date.  The Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company.  Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(b)           Except as set forth in Section 3.2(a), (i) as of February 25, 2013, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements, or any awards based upon the value of any security issued by the Company or any Company Subsidiary, including any capital appreciation rights, phantom stock plans, stock appreciation rights, or stock-based performance units, or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  Neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement or has otherwise made any commitment with respect to the voting of the Shares or any other securities of the Company.

Section 3.3            Authorization; No Conflict.

(a)           The Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except, in the case of the consummation of the Merger, for the approval of this Agreement by the holders of a majority of the issued and outstanding shares of Company Common Stock (if required by the DGCL) (the “Required Company Stockholder Vote”).  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b)           The Special Committee, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Offer, the Merger and the other Transactions, (ii) determining that the terms of the Offer, the Merger and the other Transactions are advisable, fair to and in the best interests of the Company and its stockholders (other than the Danfoss Group), (iii) recommending that the Company Board adopt resolutions (A) determining that the terms of the Offer, the Merger and the other Transactions, are advisable, fair to and in the best interests of the holders of Company Common Stock (other than the Danfoss Group), (B) recommending that the holders of Company Common Stock (other than Danfoss Group) accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and (C) recommending that the holders of Company Common Stock (other than the Danfoss Group) adopt this Agreement (collectively, the “Special Committee Recommendation”).

(c)           Based on the Special Committee Recommendation, the Company Board, at a meeting duly called and held, duly and unanimously (other than directors of the Company Board nominated by Parent) adopted resolutions (i) approving this Agreement, the Offer, the Merger and the other Transactions, (ii) determining that the terms of the Offer, the Merger and the other Transactions are advisable, fair to and in the best interests of the Company and its stockholders (other than the Danfoss Group), (iii) recommending that the holders of Company Common Stock (other than the Danfoss Group) accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and (iv) recommending that the holders of Company Common Stock (other than the Danfoss Group) adopt this Agreement (collectively, the “Company Board Recommendation”).  Assuming the accuracy of the representations and warranties set forth in Section 4.8, neither Section 203 of the DGCL nor any other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover Laws or regulations is applicable to the Transactions (collectively, “Takeover Laws”).

(d)           None of the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions or compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws or other similar organizational documents of the Company or any Company Subsidiary, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien (as defined below) upon any of the properties or assets owned or operated by the Company or any Company Subsidiary, or a loss of any rights with respect to any such property or assets, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (e) below, violate any judgment, ruling, order, writ, injunction or decree (“Judgment”) or any statute, law, ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  For purposes of this Agreement, a “Contract” shall mean any agreement, contract, obligation or other arrangement, undertaking or commitment that is legally binding. Neither the Company nor any Company Subsidiary has entered into any agreement of the type described in Section 6.7 of the Company Disclosure Letter since January 1, 2011.

(e)           No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority (a “Governmental Authority”) is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, except for (i) compliance with the DGCL, (ii) compliance with the Exchange Act and the rules and regulations promulgated thereunder, including the filing with the SEC of (A) the Schedule 14D-9 and the Schedule 13E-3, (B) a proxy statement relating to the Company Stockholders Meeting (as defined below) (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) and (C) such reports under Section 13 or 16 of the Exchange Act and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement and the Transactions, and (iii) compliance with the rules of the New York Stock Exchange (“NYSE”), and except for such consents, approvals, orders, authorizations, registrations, declarations or filings, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.4            Subsidiaries.  Except as set forth on Section 3.4 of the Company Disclosure Letter, all of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and all such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations on voting rights.  As used in this Agreement, “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or material encumbrance of any other kind in respect of such asset.  As used in this Agreement, (i) “Subsidiary” means with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person; and (ii) “Person” means an individual, corporation, partnership, limited partnership, joint venture, association, trust, unincorporated organization, limited liability company, Governmental Authority or other entity.

Section 3.5            SEC Reports and Financial Statements.

(a)           As of their respective filing, amendment or effective dates (as applicable), and giving effect to any amendments or supplements thereto filed or furnished prior to the date of this Agreement, all forms, reports, schedules, registration statements, definitive proxy statements and other documents filed with, or furnished to, the SEC by the Company since January 1, 2011 (collectively, including all exhibits and schedules thereto and documents incorporated by reference therein, as so amended or supplemented, the “Company SEC Reports”) complied in all material respects as to form with the requirements of the Securities Act, the

Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)           The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein, all in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end adjustments).  Except as reflected or reserved against in the Company Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than any liabilities (i) incurred in the ordinary course of business since December 31, 2012, (ii) as contemplated by this Agreement or otherwise in connection with the Transactions or (iii) which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)           With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports, the principal executive officer and principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company) have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC.

(d)           The Company’s system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is sufficient in all material respects to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with GAAP. No significant deficiency, material weakness or fraud (whether or not material) that involves management or other employees was identified in management’s assessment of internal control as of December 31, 2012 (nor has any such deficiency, weakness or fraud been identified in writing to the Company by the Company’s independent accountants between such date and the date of this Agreement).

(e)           The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC.

Section 3.6            Absence of Material Adverse Changes, etc.  Since December 31, 2012 through the date of this Agreement, the Company and each Company Subsidiary have conducted their business in the ordinary course of business consistent with past practice and there has not been or occurred any Event that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7            Litigation.  As of the date hereof, there is no action, arbitration, claim, proceeding, suit or, to the knowledge of the Company, governmental investigation (each, a “Proceeding”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, other than any such Proceeding that (i) does not allege criminal liability in the case of the Company or any Company Subsidiary or any of their respective officers or directors or (ii) would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

Section 3.8            Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (a) the Offer Documents, the Schedule 14D-9 or the Schedule 13E-3 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) the Proxy Statement will, at the date it is first mailed to the holders of Company Common Stock or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Schedule 14D-9, the Schedule 13E-3 and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9, the Schedule 13E-3 or the Proxy Statement.

Section 3.9            Broker’s or Finder’s Fees.  Except for Lazard Frères & Co. LLC (the “Special Committee Financial Advisor”), no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission, or other similar fee or commission that is contingent on the consummation of any of the Transactions, from any of the parties hereto in connection with any of the Transactions.  A true and complete copy of the engagement letter (and any other related Contract) for the Special Committee Financial Advisor has been furnished to Parent.

Section 3.10          Opinion of Financial Advisor.  The Special Committee has received from the Special Committee Financial Advisor an opinion to the effect that, as of the date of the opinion and subject to the qualifications, considerations, assumptions and limitations set forth therein, the consideration to be received by holders of Company Common Stock (other than the Danfoss Group and the holders of shares of Company Common Stock as to which dissenter’s rights have been perfected) in the Offer and the Merger is fair, from a financial point of view, to such holders of Company Common Stock.  The Company will deliver a copy of such opinion to Parent promptly after its receipt thereof, it being agreed that neither Parent nor any of its affiliates shall have any right to rely on such opinion (except that the opinion is for the use and benefit of the Special Committee and the Company Board, in their capacities as such).

Section 3.11          Compliance with Laws; Judgments.

(a)           Neither the Company nor any Company Subsidiary is or, since December 31, 2010, has been in violation of, in conflict with or in default with respect to any Law or Judgment applicable to the Company or any Company Subsidiary or by which any of their respective properties or assets are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Authority of any violation, or any investigation with respect to any such Law or Judgment, except, in each case, for any such violation, conflict or default that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)           The Company and each Company Subsidiary has all registrations, franchises, applications, licenses, requests for approvals, exemptions, permits and other regulatory authorizations (“Authorizations”) from Governmental Authorities required to conduct its respective businesses as now being conducted, except for any such Authorizations the absence of which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  Except for any failures to be in compliance that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each Company Subsidiary is in compliance with all such Authorizations.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1            Organization.  Each of Parent and Merger Sub is a corporation organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.  Each of Parent and Merger Sub has all requisite corporate and similar power and authority necessary to own, operate and lease its properties and to carry on its business as now conducted, except where the failure of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  A “Parent Material Adverse Effect” means an Event that would prevent or materially delay the consummation of the Offer, the Merger or the other Transactions.

Section 4.2            Merger Sub; Ownership of Shares.  Merger Sub is a wholly owned subsidiary of Parent that was formed solely for the purpose of acquiring Shares and the Company.  Since the date of its incorporation and prior to the Effective Time, Merger Sub has not carried on any business or conducted any operations other than in connection with (i) Parent’s and Merger Sub’s previous offer to purchase all of the outstanding Shares not owned by the Danfoss Group as of such offer, as described in the Offer to Purchase, dated March 10, 2010, as amended, and (ii) the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto, and will not carry on any business or conduct any operations other than in connection with the foregoing.

Section 4.3            Authorization; No Conflict.

(a)           Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by, respectively, all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b)           None of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Transactions or compliance by Parent or Merger Sub with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation, bylaws or similar organizational documents of Parent, Merger Sub or any other Subsidiary of Parent (such other subsidiaries, the “Parent Subsidiaries”), (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent, Merger Sub or any of the Parent Subsidiaries, or a loss of any rights with respect to any such property or assets, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or Contract to which Parent, Merger Sub or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, violate any Judgment or Law applicable to Parent, Merger Sub or any of the Parent Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)           No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent, any Parent Subsidiary or Merger Sub in connection with Parent’s or Merger Sub’s execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the Transactions, except for (i) compliance with the DGCL, (ii) compliance with the Exchange Act and the rules and regulations promulgated thereunder, including the filing with the SEC of the Offer Documents, the Schedule 13E-3 and such reports under Sections 13, 14 or 16 of the Exchange Act, as may be required in connection with this Agreement and the Transactions, and (iii) such consents, approvals, orders, authorizations, registrations, declarations or filings, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4            Litigation.  As of the date hereof, no Proceeding is pending or, to the knowledge of Parent, threatened against Parent or Merger Sub that would prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

Section 4.5            Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in (a) the Offer Documents, the Schedule 14D-9 or the Schedule 13E-3 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) the Proxy Statement will, at the date it is first mailed to the holders of Company Common Stock or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Offer Documents and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents or the Schedule 13E-3.

Section 4.6            Broker’s or Finder’s Fees.  Except for Citigroup Global Markets Inc., no agent, broker, Person or firm acting on behalf of Parent, Merger Sub or any Parent Subsidiary or under Parent’s, Merger Sub’s or any Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission, or other similar fee or commission that is contingent on the consummation of any of the Transactions, from any of the parties hereto in connection with any of the Transactions.

Section 4.7            Availability of Funds.  Parent has available and will have available through the Acceptance Time and the Effective Time, the funds (which funds are unrestricted and non-contingent) necessary to enable Merger Sub to accept for payment and pay for any shares of Company Common Stock pursuant to the Offer and to consummate the Merger and the other Transactions.  Parent and Merger Sub will have at and after the Acceptance Time funds sufficient to pay any and all fees and expenses required to be paid by Parent, Merger Sub and, to the extent identified to Parent in writing prior to the execution and delivery of this Agreement, the Surviving Corporation in connection with the Transactions.

Section 4.8            Delaware Law.  Parent is, as of the date of this Agreement, and has been, at all times during the three-year period immediately preceding the date of this Agreement, the “owner” of 15% or more of the outstanding voting stock of the Company, within the meaning of such term as defined in Section 203 of the DGCL.

ARTICLE 5

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1            Conduct of Business by the Company Pending the Merger.  The Company covenants and agrees that, from and after the execution and delivery of this Agreement and until the Effective Time, except as (w) Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (x) set forth in Section 5.1 of the Company Disclosure Letter, (y) expressly permitted pursuant to this Agreement or (z) required by applicable Law (it being understood and agreed that if any action or omission is permitted by any of the subsections of Section 5.1(b) (including pursuant to the applicable disclosure in Section 5.1 of the Company Disclosure Letter), such action or omission shall be permitted under Section 5.1(a) and under all other subsections of Section 5.1(b), even if such action or omission has ancillary effects on the subject matter contemplated by other subsections of Section 5.1(b)):

(a)           the businesses of the Company and each Company Subsidiary shall be conducted only in the ordinary course of business and consistent with past practices, and the Company and each Company Subsidiary shall use its commercially reasonable efforts to maintain and preserve intact their respective business organizations and to maintain their significant business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having material business relationships with them; and

(b)           without limiting the generality of the foregoing Section 5.1(a), the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(i)            (A) other than sales of inventory (and licensing of any related intellectual property) in the ordinary course of business consistent with past practice, acquire, sell, lease, license, transfer or dispose of any assets or securities that are material to the Company and the Company Subsidiaries, considered as a single enterprise, (B) terminate or cancel, or materially modify, any Contract to which the Company or any Company Subsidiary is a party that has been or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC (each, a “Company Material Contract”), or (C) enter into any Contract that would be considered a Company Material Contract if entered into prior to the date of this Agreement;

(ii)           enter into any new line of business or acquire by merging or consolidating with or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof or interest therein;

(iii)          amend or propose to the Company’s stockholders to amend its certificate of incorporation or bylaws or, in the case of any Company Subsidiary, amend or propose to amend the constituent documents of any such Company Subsidiary;

(iv)          other than any dividend or other distribution by a wholly owned Company Subsidiary and other than the First Quarter 2013 Dividend, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

(v)           purchase, redeem or otherwise acquire, or offer to purchase, redeem, or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests, any options, warrants or rights to acquire any such stock, securities or interests (except for any such transaction between wholly owned Subsidiaries of the Company, or between any wholly owned Company Subsidiary and the Company);

(vi)          split, reverse-split, combine or reclassify any outstanding shares of its capital stock (except for any such transaction between wholly owned Subsidiaries of the Company, or between any wholly owned Company Subsidiary and the Company);

(vii)         except to the extent required under any Contract or Company Benefit Plan in existence immediately prior to the execution and delivery of this Agreement and set forth in Section 5.1(b)(vii) of the Company Disclosure Letter, issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Company or any Company Subsidiary of, (A) any shares of, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class, (B) any securities convertible into or exchangeable for any shares of its capital stock of any class, (C) any other securities in respect of, in lieu of, or in substitution for any class of its capital stock or (D) any awards based upon the value of any security issued by the Company or any Company Subsidiary or the performance of the Company or any Company Subsidiary, including without limitation, any capital appreciation rights, phantom stock plans, stock appreciation rights, or stock-based performance units;

(viii)        incur any indebtedness for borrowed money, enter into any capital leases or guarantee any indebtedness of another Person, other than in the ordinary course of business consistent with past practice with a notional value or principal amount not in excess of $5,000,000 in the aggregate, or subject any material assets to any Liens (other than Permitted Liens) (as used in this Agreement, “Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with the present uses or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property, and (e) Liens described in Section 5.1(b)(viii) of the Company Disclosure Letter);

(ix)          make any loans or advances, except to or for the benefit of a wholly owned Company Subsidiary or for business expense or relocation advances made to employees of the Company or any Company Subsidiary in the ordinary course of business consistent with past practice;

(x)           except to the extent required under any Contract or Company Benefit Plan in existence immediately prior to and as of the date of this Agreement (including the determinations of the Compensation Committee of the Company Board prior to the date of this Agreement with respect to any Company Benefit Plan) and set forth in Section 5.1(b)(x) of the Company Disclosure Letter or as required by applicable Law: (A) grant or increase any severance or termination pay to any current or former director or executive officer of the Company or any Company Subsidiary or any employee of the Company or any Company Subsidiary with base annual compensation of greater than or equal to $250,000 (such employee, together with such current or former director or executive officer, the “Senior Individuals”) or grant or materially increase any severance or termination pay to any other current or former employee of the Company or any Company Subsidiary, (B) enter into any employment, consulting, indemnification, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any Senior Individuals, or enter into any employment, consulting, indemnification, deferred compensation or other similar agreement (or any material amendment to any such existing agreement) with any other employee, independent contractor or consultant of the Company or any Company Subsidiary other than offer letters, employment agreements, consulting agreements or other similar agreements entered into in the ordinary course of business and consistent with past practice, (C) increase the compensation, bonus, severance or other benefits of any Senior Individuals or materially increase the compensation, bonus, severance or other benefits of any other current or former employees, independent contractors or consultants of the Company or any Company Subsidiary, (D) adopt or establish any new employee benefit plan or amend any existing employee benefit plan, or (E) provide any benefit to the Senior Individuals or any material benefit to any other current or former employee, independent contractor or consultant of the Company or any Company Subsidiary not required by any existing agreement or employee benefit plan;

(xi)          enter into any collective bargaining agreement or other obligation to any labor organization;

(xii)         make any material changes in its reporting for Taxes or accounting methods other than as required by GAAP or applicable Law; make, change or rescind any material Tax election; settle or compromise any material claim, action, suit, litigation, audit, or controversy relating to Taxes (as used in this Agreement, “Taxes” means any federal, state, local, or non-U.S. income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, disability, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental, estimated, or other governmental taxes or charges, including any prepayment interest, penalties or additions to tax applicable or related thereto);

(xiii)        settle, compromise or otherwise resolve any material litigation or other legal proceeding or any litigation or other legal proceeding relating to the Original Proposal, this Agreement or the Transactions;

(xiv)        other than in the ordinary course of business, pay or discharge any material claims, Liens or liabilities, except to the extent reserved for or reflected on the balance sheet included in the Company Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012;

(xv)         make or commit to make capital expenditures, other than in material compliance with the capital expenditure budgets approved by the Company Board prior to the date of this Agreement;

(xvi)        enter into any agreement, arrangement or commitment that limits or otherwise restricts in any material respect the Company or any Company Subsidiary, or that would reasonably be expected to, after the Effective Time, limit or restrict Parent, the Surviving Corporation or any Parent Subsidiary or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business, with any Person or in any geographic area in any material respect;

(xvii)       adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

(xviii)      take or agree to take any of the actions precluded by Sections 5.1(a) or (b).

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.1            Preparation of Proxy Statement; Stockholders Meetings.

(a)           If the adoption of this Agreement by the holders of Company Common Stock is required by Law, the Company shall, as soon as practicable following the Acceptance Time, prepare and file with the SEC the Proxy Statement in preliminary form and shall file or join Merger Sub in filing the Schedule 13E-3, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC and its staff with respect thereto and promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Proxy Statement and to cause the Proxy Statement as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws.  Parent and its counsel shall be given reasonable opportunity to review and comment upon the Proxy Statement and any amendments or supplements thereto a reasonable time prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company, and the Company, the Special Committee and their respective counsel shall consider in good faith any comments thereto made by Parent or its counsel.  The Company shall (i) provide Parent and its counsel with any written comments or requests (and inform them of any oral comments or requests) for additional information the Company, the Special Committee or any of their respective representatives may receive from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments or requests, (ii) provide to Parent and its counsel a reasonable opportunity to review and comment upon any written responses thereto a reasonable time prior to responding to such comments or requests, (iii) consider in good faith any comments thereto made by Parent or its counsel, and (iv) consult (to the extent practicable) with Parent and/or its counsel prior to making any material oral responses or engaging in any material discussions with the SEC staff.  The Company shall use reasonable best efforts to permit Parent and its counsel to participate with the Company or its representatives in any material discussions or meetings with the SEC.  The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the holders of Company Common Stock as promptly as practicable after clearance of the Proxy Statement by the SEC.

(b)           If the adoption of this Agreement by the holders of Company Common Stock is required by Law, the Company shall, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Required Company Stockholder Vote.  Unless the Special Committee or the Company Board has made a Company Change in Recommendation in compliance with Section 6.6, the Company shall include the Special Committee Recommendation and the Company Board Recommendation in the Proxy Statement.  Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which it believes in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the holders of Company Common Stock prior to the Company Stockholders Meeting; provided that in the event that the Company Stockholders Meeting is delayed to a date after the Outside Date as a result of either (i) or (ii) above, then the Outside Date shall be extended to the third Business Day after the date of the Company Stockholders Meeting.  Notwithstanding the foregoing, if the 90% Requirement is satisfied, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

(c)           Parent shall cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by the Danfoss Group to be voted in favor of the adoption of this Agreement.

Section 6.2            Public Statements.  Neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other announcement with respect to this Agreement, the Offer, the Merger or the other Transactions without the prior consent of the other party, unless such party determines that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to this Agreement, the Offer, the Merger or the other Transactions, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the party seeking to issue or cause the publication of any press release or other announcement with respect to this Agreement, the Offer, the Merger or the other Transactions shall not be required to provide any such review or comment to the other party in connection with any disclosure contemplated by Section 6.6.

Section 6.3            Standard of Efforts.

(a)           Subject to the terms and conditions provided herein (including, in the case of the Company, Section 6.6), each of the Company, Parent and Merger Sub agrees to use reasonable best efforts to take, or cause to be taken, such action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, such things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (i) making as promptly as practicable any required filings with any Governmental Authority or other third party, (ii) obtaining all consents, approvals, authorizations and actions or nonactions required for or in connection with the consummation by the parties hereto of the Offer, the Merger and the other Transactions, (iii) the taking of all actions necessary to obtain an approval or waiver from (including the expiration of any applicable waiting period), or to avoid an action or proceeding by, a Governmental Authority, (iv) the obtaining of all necessary consents from third parties, (v) contesting and resisting, and seeking to have vacated, lifted, reversed or overturned, any Judgment (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Offer, the Merger or the other Transactions and (vi) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.  The Company shall have the right to review, comment on and approve in advance all characterizations of the information relating to the Company; Parent shall have the right to review, comment on and approve in advance all characterizations of the information relating to Parent or Merger Sub; and each of the Company, the Special Committee and Parent shall have the right to review and approve in advance all characterizations of the information relating to the Transactions, in each case which appear in any material filing made in connection with the Transactions.  The Company, Parent and Merger Sub agree that they shall consult and cooperate with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities and in promptly making all necessary filings.  Notwithstanding the foregoing, nothing in this Section 6.3(a) shall (i) restrict the Company Board or the Special Committee from effecting a Company Change in Recommendation in accordance with Section 6.6 or (ii) require Parent, Merger Sub or any of their respective affiliates to (x) increase the Offer Price, (y) make any other payment or provide any other compensation or concession to any stockholder of the Company in its capacity as such, or (z) consent to the settlement of, or make any concession in connection with, any litigation described in Section 6.10.

(b)           Notwithstanding anything else in this Agreement to the contrary and in furtherance and not limitation of Section 6.3(a) and subject to Section 6.6, the Company, Parent and Merger Sub agree to take all actions necessary or reasonably advisable or as may be required by any Governmental Authority to obtain any consents, clearances or approvals required under or in connection with any Antitrust Law (as defined below), and to enable all waiting periods under any Antitrust Law to expire, and to avoid or eliminate every impediment under any Antitrust Law asserted by any Governmental Authority, in each case, to expeditiously (and in no event later than the Outside Date) consummate the Offer, the Merger and the other Transactions, including (i) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, any entities, assets or facilities after the Effective Time, in each case, the consummation of which is conditioned upon the consummation of the Offer or the Merger, as applicable, (ii) terminating, amending or assigning existing relationships and contractual rights and obligations (other than terminations that would result in a breach of a contractual obligation to a third party), in each case, the consummation of which is conditioned upon the consummation of the Offer or the Merger, as applicable, and (iii) amending, assigning or terminating existing licenses or other agreements (other than terminations that would result in a breach of a license or such other agreement with a third party) and entering into such new licenses or other agreements, in each case, the consummation of which is conditioned upon the consummation of the Offer or the Merger, as applicable.  As used in this Agreement, “Antitrust Law” means all federal, state, foreign, multinational or supranational Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, including any merger control or antitrust Laws or Laws that relate to foreign investments, in any case that are applicable to the Transactions.

Section 6.4            Notification of Certain Matters.  Each of the Company and Parent agrees to give prompt notice to the other of (i) any written notice received from any Person alleging that the consent of such Person is required in connection with the Transactions, (ii) any notice from any Governmental Authority in connection with the Transactions, (iii) any actions, suits or proceedings commenced or threatened against such party or, to such party’s knowledge, any of its affiliates that relate to the Transactions or (iv) any fact, event or circumstance known to it that is reasonably likely, individually or taken together with any or all other existing facts, events and circumstances known to it, to result in the failure of any of the conditions set forth on Exhibit A or in Article 7 to be satisfied; provided, that the failure to deliver any notice pursuant to this Section 6.4 shall not be considered in determining whether the conditions set forth on Exhibit A or in Article 7 have been satisfied.  In no event shall the delivery of any notice by a party pursuant to this Section 6.4 limit or otherwise affect the respective rights, obligations, remedies, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.5            Access to Information.  Subject to applicable Law, the Company shall, and shall cause each Company Subsidiary and the officers, directors, employees, agents and representatives of the Company and each Company Subsidiary to, afford the officers, employees, agents and representatives of Parent and Merger Sub, at their sole cost and risk, reasonable access during normal business hours from the date hereof through the Effective Date to its officers, employees, agents, representatives, properties, facilities, books, records, contracts and other assets and shall furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their officers, employees, agents or representatives, may reasonably request. Notwithstanding anything to the contrary set forth in this Agreement, during the period from the date of this Agreement until the Effective Time, the Company, the Company Subsidiaries and their respective officers, directors, employees, agents and representatives shall not be required to afford to the officers, employees, agents and representatives of Parent and Merger Sub any access (a) if doing so would violate any applicable Law or any Contract to which the Company or any Company Subsidiary is a party (provided that the Company and the Company Subsidiaries shall use their reasonable best efforts to allow for such access in a manner that would not violate such Law or Contract), (b) if doing so could result in a loss of the ability to successfully assert attorney-client and work product privileges as reasonably determined by the Company upon the advice of outside counsel (provided that the Company and the Company Subsidiaries shall use their reasonable best efforts to allow for such access in a manner that would not result in a loss of such privilege), (c) that in the reasonable judgment of the Company (after consultation with its outside counsel) would result in the disclosure of any trade secrets (provided that the Company and the Company Subsidiaries shall use their reasonable best efforts to allow for such access in a manner that would not result in the disclosure of trade secrets) or (d) if the Company or any of its affiliates, on the one hand, and Parent or any of its affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto.  Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the Transactions, Parent and Merger Sub and their representatives shall hold in confidence any confidential or non-public information about the Company, the Company Subsidiaries or the Transactions that they receive from and after the date hereof pursuant to this Section 6.5.

Section 6.6            Special Committee Recommendation; Company Board Recommendation.  Each of the Special Committee and the Company Board shall (i) recommend that the Company’s stockholders (other than the Danfoss Group) tender their Shares in the Offer and, if stockholder approval is required by applicable Law, adopt this Agreement and (ii) not withdraw, qualify, modify, change or amend (or propose publicly to withdraw, qualify, modify, change or amend) in any manner adverse to Parent or Merger Sub, the Special Committee Recommendation or the Company Board Recommendation, as applicable (any of the foregoing actions in clause (ii), a “Company Change in Recommendation”).  Notwithstanding the foregoing, at any time prior to (i) the Acceptance Time with respect to the Offer and (ii) the earlier of (x) the Effective Time and (y) the adoption of this Agreement by the Required Stockholder Approval, with respect to the Merger, if the Special Committee determines in good faith (after consultation with its outside legal counsel) that it would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law not to make a Company Change in Recommendation, then the Special Committee and/or the Company Board (acting upon the recommendation of the Special Committee) may, subject to complying with the other terms and conditions of this Agreement, make a Company Change in Recommendation, in which case the obligations of the Special Committee and the Company Board under this Section 6.6 shall cease (but nothing in this Section 6.6 shall affect the Company’s obligations under Section 6.1 (regardless of whether there has been a Company Change in Recommendation)); provided, that prior to the Special Committee or the Company Board making any Company Change in Recommendation, the Company shall have (x) provided to Parent a written notice advising Parent that the Special Committee and/or the Company Board intends to make a Company Change in Recommendation and a reasonable summary of the reasons therefor at least three Business Days prior to taking any such action and (y) during such three Business Day period the Special Committee and/or the Company Board shall have given, and caused the Company to have given, Parent and its representatives a reasonable opportunity to negotiate with them and their legal counsel and financial advisors a modification of the terms and conditions of this Agreement, and the Special Committee and/or the Company Board shall have considered any modifications proposed by Parent during such period.  Unless a Company Change in Recommendation has been made in accordance with this Section 6.6 and subject to Section 6.10, each of Parent and the Company shall, and shall direct each of their respective representatives to, use its reasonable best efforts to (i) support the Transactions and (ii) cooperate reasonably with each other in connection with any communications by either such party with any other stockholders of the Company.

Section 6.7            Indemnification and Insurance.

(a)           Parent and Merger Sub agree that all rights to indemnification or exculpation by the Company or any Company Subsidiary now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time a director, officer, employee, fiduciary, agent or trustee (or equivalent position) of another Person at the request of the Company (each an “Indemnified Party”) as provided in the Company’s or any Company Subsidiary’s certificate of incorporation or bylaws (or equivalent governing documents), in each case as in effect immediately prior to the execution and delivery of this Agreement, or pursuant to any other agreements as in effect immediately prior to the execution and delivery of this Agreement and described in Section 6.7 of the Company Disclosure Letter, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the Merger and, in the case of the agreements set forth on Section 6.7 of the Company Disclosure Letter, shall remain in full force and effect after the Effective Time in accordance with their respective terms.  In addition, during the period commencing at the Acceptance Time and ending on the sixth anniversary of the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation and the equivalent governing documents of the Company Subsidiaries shall contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable to the Indemnified Parties as the indemnification, exculpation and advancement of expenses provisions set forth in the certificate of incorporation and bylaws of the Company and equivalent governing documents of any Company Subsidiary as in effect immediately prior to the execution and delivery of this Agreement, and during such period, such provisions shall not be repealed, amended or otherwise modified in a manner that materially and adversely affects such Indemnified Party except as required by applicable Law; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to Parent or the Surviving Corporation a bona fide written notice asserting a claim for indemnification, exculpation or advancement of expenses under the certificate of incorporation and bylaws of the Company and equivalent governing documents of any Company Subsidiary, then the applicable provisions of the certificate of incorporation and bylaws of the Company and equivalent governing documents of any Company Subsidiary shall survive until such time as such claim is fully and finally resolved.

(b)           Without limiting the generality of the provisions of Section 6.7(a), during the period commencing at the Acceptance Time and ending on the sixth anniversary of the

Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the maximum extent permitted by applicable Law, indemnify and hold harmless each Indemnified Party from and against, and advance expenses to each Indemnified Party in respect of, any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry is based in whole or in part on, or arises in whole or in part out of, or pertains to (i) any action or omission or alleged action or omission in such Indemnified Party’s capacity as such (regardless of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time), or (ii) the Original Proposal, this Agreement or any of the Transactions; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to Parent or the Surviving Corporation a bona fide written notice asserting a claim for indemnification under this Section 6.7(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved.  In the event of any such claim, proceeding, investigation or inquiry, (A) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will, subject to the terms and conditions of this Section 6.7(b), be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (B) the members of the Special Committee shall have the right to retain, at the Surviving Corporation’s expense, one separate counsel in each applicable jurisdiction to represent all members of the Special Committee, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (C) in the event the Indemnified Party (other than any members of the Special Committee, in their capacity as such, which shall have the rights set forth in sub-clause (B) above) reasonably concludes, after consultation with his or her own counsel, that there is an actual or potential conflict of interest arising in connection with Parent’s controlling such defense, such Indemnified Party shall be entitled to retain, at the Surviving Corporation’s expense, one separate counsel in each applicable jurisdiction, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry and (D) in the event separate counsel is employed pursuant to sub-clauses (B) or (C) above, the Surviving Corporation shall, subject to the terms and conditions of this Section 6.7(b), pay the reasonable fees and expenses of such counsel promptly after statements therefor are received, whether or not the Surviving Corporation elects to control the defense of any such claim, proceeding, investigation or inquiry; provided, however, that if the Surviving Corporation fails to assume the defense thereof within a reasonable period of time, each Indemnified Person may defend such claim, proceeding, investigation or inquiry with counsel of its choosing at, subject to the terms and conditions of this Section 6.7(b), the Surviving Corporation’s expense.  Notwithstanding anything to the contrary set forth in this Section 6.7(b) or elsewhere in this Agreement, neither Parent nor the Surviving Corporation nor any of their respective affiliates shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Section 6.7(b) unless such settlement, compromise, consent or termination includes an unconditional release of the Indemnified Person(s) from all liability arising out of such claim, proceeding, investigation or inquiry or such Indemnified Person(s) otherwise consents thereto in writing.  Notwithstanding the foregoing or anything in this Agreement to the contrary, the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)           The Surviving Corporation shall maintain the Company’s officers’ and directors’ liability insurance policies, as in effect immediately prior to the execution and delivery of this Agreement (the “D&O Insurance”), for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts and containing terms no less advantageous to such former directors or officers and such substitution shall not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time; provided, further, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant to this Section 6.7; and provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, then the Surviving Corporation shall procure and maintain for such six-year period as much coverage as reasonably practicable for the Maximum Amount.  The Surviving Corporation shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 6.7(c).

(d)           The obligations of Parent and the Surviving Corporation under this Section 6.7 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.7 applies without the consent of such affected Indemnified Party (it being expressly agreed that following the Effective Time the Indemnified Parties to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7, each of whom may enforce the provisions of this Section 6.7).

(e)           If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.7.

Section 6.8            Section 16 Matters.  Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause the transactions contemplated by Section 2.4 and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.9            Directors.

(a)           From and after the date hereof until the earlier of (i) the Effective Time and (ii) such time that the 90% Requirement is satisfied, Parent shall use reasonable best efforts to cause the directors of the Company who are “independent” within the meaning of the corporate governance rules of NYSE (the “Existing Independent Directors”) to remain as directors on the Company Board; provided that the foregoing shall not require Parent to make any payment or provide any benefit to any Existing Independent Director that is in excess of the compensation or benefits, as applicable, enjoyed by such Existing Independent Director immediately prior to the execution and delivery of this Agreement for such director’s service as such.  If any Existing Independent Director is unable to serve due to death, disability, incapacity or resignation, Parent shall use reasonable best efforts (including voting its Shares) to ensure that such other Person (or Persons) as may be designated by the remaining Existing Independent Director(s) shall be elected or designated to fill such vacancy in accordance with the Company’s bylaws and each such Person shall be deemed to be an Existing Independent Director for purposes of this Agreement; provided that the foregoing shall not require Parent to make any payment or provide any benefit to any such Person that is in excess of the compensation or benefits, as applicable, enjoyed by the Existing Independent Directors immediately prior to the execution and delivery of this Agreement for such director’s service as such.

(b)           From and after the date hereof, the affirmative vote of a majority of the members of the Special Committee shall be required and shall, to the fullest extent permitted by the DGCL, be sufficient to (i) amend, modify or terminate this Agreement on behalf of the Company or to amend or modify on behalf of the Company the terms or conditions of the Offer or the Merger or any of the agreements contemplated hereby or the other Transactions, (ii) exercise or waive any of the Company’s rights or remedies (including the granting of any consent, agreement or authorization, or making any request) under this Agreement or any of the agreements contemplated hereby, (iii) extend the time for performance of Parent’s or Merger Sub’s obligations under this Agreement or any of the agreements contemplated hereby, or (iv) enforce any obligation of Parent or Merger Sub under this Agreement or any of the agreements contemplated hereby.

(c)           Notwithstanding anything else in this Agreement to the contrary, at any time prior to the Effective Time, Parent shall use its reasonable best efforts to cause its designees on the Company Board, to the extent applicable, not to take any of the actions described in clauses (i) through (iv) of Section 6.9(b) that has not first been approved by the Special Committee; provided that the Company acknowledges and agrees that this Section 6.9 shall not require Parent to initiate, or caused to be initiated, any claim, action or other proceeding against any such designees.

(d)           From and after the date of this Agreement, subject to applicable Law, at all times prior to the earlier of (i) the Effective Time and (ii) the termination of this Agreement, Parent shall use its reasonable best efforts to cause its designees on the Company Board not to terminate the existence of the Special Committee, not to change the duties or authority of the Special Committee as existing immediately prior to the executive and delivery of this Agreement and not to change the members of the Special Committee.  If any member of the Special Committee is unable to serve due to death, disability, incapacity or resignation, Parent shall use reasonable best efforts (including voting its Shares) to ensure that such other Person (or Persons) as may be designated by the remaining member(s) of the Special Committee shall be elected or designated to fill such vacancy (or vacancies) in accordance with the Company’s bylaws and each such Person shall be deemed to be a member of the Special Committee for purposes of this Agreement; provided that the foregoing shall not require Parent to make any payment or provide any benefit to any such Person that is in excess of the compensation or benefits, as applicable, enjoyed by the Existing Independent Directors immediately prior to the execution and delivery of this Agreement for such director’s service as such.

Section 6.10          Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any litigation brought by stockholders of the Company against the Company and/or its officers or directors, including the Special Committee, relating to the Transactions and the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any litigation arising or resulting from the Transactions or consent to the same without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed if such compromise, settlement or arrangement would resolve an injunction that prohibits the consummation of the Offer, the Merger or the other Transactions).

Section 6.11          Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger and the other Transactions on the terms set forth in this Agreement.

Section 6.12          Takeover Laws.  If any Takeover Law is or may become applicable to the Offer, the Merger or the other Transactions, the Company shall take all actions necessary so that such Takeover Law is no longer applicable, or does not become applicable to, the Transactions and so that the Transactions contemplated may be consummated as promptly as practicable.

Section 6.13          Approval of Compensation Arrangements.  The parties acknowledge that certain payments are to be made and certain benefits are to be granted under or in accordance with employment, compensation, severance or other employee benefit arrangements of the Company, the Company Subsidiaries or Parent to holders of Company Common Stock (with all such plans and arrangements being collectively referred to as the “Company Arrangements”).  Prior to the Acceptance Time, the Company shall take any action necessary to ensure that any Company Arrangements (including any Company Arrangements entered into after the date hereof) have been approved as contemplated by Rule 14d-10 under the Exchange Act.

Section 6.14          Stock Exchange De-listing.  After the Acceptance Time, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of NYSE to enable the de-listing of the Company Common Stock from NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.15          Employee Matters.

(a)           From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, honor, in accordance with their terms, all benefit and compensation plans, programs, agreements, contracts and arrangements of the Company or any Company Subsidiary in effect immediately prior to the execution and delivery of this Agreement (each, a “Company Benefit Plan”) and all obligations thereunder, including any obligations arising as a result of the consummation of the Transactions.

(b)           For a period of not less than twelve months following the Effective Time, Parent shall cause the Surviving  Corporation to provide (i) salary, wages and bonus opportunities to each Person who is an employee of the Company or any Company Subsidiary immediately prior to the Effective Time and who continues as an employee of the Surviving  Corporation or any of its affiliates (each, a “Continuing Employee”) that, in each case, are no less favorable in the aggregate than those in effect immediately prior to the Effective Time, (ii) severance benefits to each Continuing Employee that are no less favorable on an individual basis than those that would have been provided to such Continuing Employee under the applicable severance benefit plans, programs, policies, agreements and arrangements as in effect immediately prior to the Effective Time and (iii) benefit plans, programs, agreements, contracts and arrangements (other than severance, salary, wages and bonus opportunities and not including equity or equity-based compensation) to each Continuing Employee that are either (A) no less favorable in the aggregate than those provided to each Continuing Employee immediately prior to the Effective Time or (B) the same as those provided to similarly situated employees of Parent.  Nothing contained herein shall be deemed to limit the right of Parent or the Surviving  Corporation following the Effective Time to terminate the employment of any Continuing Employee at any time and for any or no reason.

(c)           From and after the Effective Time, Parent shall give or cause to be given to each Continuing Employee full credit for purposes of eligibility to participate, vesting and determination of the level of benefit (but not for purposes of benefit accrual) under any benefit plans, programs, agreements, contracts and arrangements provided, maintained or contributed to by Parent or any of its Subsidiaries, for such Continuing Employee’s service with the Surviving Corporation or any of its affiliates (including Parent), to the same extent recognized by the Company or any Company Subsidiary immediately prior to the Effective Time under a comparable Company Benefit Plan, except to the extent such credit would result in duplication of benefits.

(d)           Except as set forth in Section 6.15(d) of the Company Disclosure Letter, the Company Board or any committee thereof administering the Company Benefit Plans shall not take any action to cause the consummation of the Offer, the Merger and the other Transactions to constitute a “change in control” (or other similar term) under any Company Benefit Plans.

(e)           With respect to any welfare benefit plan of Parent or any Parent Subsidiary in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, or shall cause its Subsidiaries to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Continuing Employees and their dependents and beneficiaries under such plan to the extent waived or satisfied under the applicable corresponding Company Benefit Plan and (ii) provide each Continuing Employee and his or her eligible dependents and beneficiaries with credit under such plan for any co-payments, deductibles and similar expenses paid under corresponding Company Benefit Plans in the calendar year in which such Continuing Employee (or his or her eligible dependents or beneficiaries) become eligible to participate in such plan for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements.

Section 6.16          First Quarter 2013 Dividend.  The Company shall, subject to all applicable laws, take all actions necessary and appropriate to cause the First Quarter 2013 Dividend to be paid and for both the record date and the payment date of the First Quarter 2013 Dividend to occur prior to the initial expiration date of the Offer.

ARTICLE 7

CONDITIONS

Section 7.1            Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

(a)           Stockholder Approval.  If required by Law, this Agreement shall have been adopted by the Required Company Stockholder Vote (provided, that this clause (a) shall not be a condition to the obligations of Parent and Merger Sub hereunder if Parent and Merger Sub do not vote or cause to be voted at the Company Stockholders Meeting all of the Shares then beneficially owned by them in favor of the adoption of this Agreement).

(b)           Completion of Offer.  Merger Sub shall have accepted shares of Company Common Stock for payment pursuant to the Offer.

(c)           No Injunctions or Restraints.  No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition, shall be in effect that would make the Merger illegal or otherwise prevent the consummation thereof; provided that the party seeking to assert this condition shall have used those efforts required hereunder (including under Section 6.3) to resist, lift or resolve such Judgment, Law or other legal restraint or prohibition.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

Section 8.1            Termination.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time (unless otherwise indicated below), whether before or after this Agreement has been adopted by the Required Company Stockholder Vote:

(a)           by mutual written consent of Parent, Merger Sub and the Company;

(b)           by either the Company or Parent, if (i) Merger Sub shall not have accepted for payment, and paid for, the shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer in accordance with the terms thereof on or prior to June 30, 2013 (the “Outside Date”) or (ii) the Offer is terminated or withdrawn pursuant to its terms and the terms of this Agreement without any shares of Company Common Stock being purchased thereunder; provided, however, that the right to terminate this Agreement under either clause of this Section 8.1(b) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, the event specified in such clause;

(c)           by either the Company or Parent, if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition, making the Merger or the Offer illegal or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used those efforts required hereunder (including under Section 6.3) to resist, lift or resolve such Judgment, Law or other legal restraint or prohibition;

(d)           by Parent if:

(i)            the Special Committee or the Company Board shall have made a Company Change in Recommendation (whether or not in compliance with Section 6.6); provided, however, that Parent’s right to terminate this Agreement pursuant to this Section 8.1(d)(i) in respect of a Company Change in Recommendation shall expire 10 Business Days after the first date upon which such Company Change in Recommendation is made; or

(ii)           prior to the Acceptance Time, the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of an Offer Condition to be satisfied and (B) is incapable of being cured or has not been cured by the Company within 20 calendar days after written notice has been given by Parent to the Company of such breach or failure to perform (it being understood that Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d)(ii) in respect of the breach set forth in any such written notice (x) at any time during such 20-day period (provided that such breach is capable of being cured during such period and the Company continues to use its reasonable best efforts to cure such breach during such period) or (y) at any time after such 20-day period if the Company shall have cured such breach in all material respects prior to the expiration of such 20-day period); provided, however, that the right to terminate this Agreement under this Section 8.1(d)(ii) shall not be available to Parent if Parent or Merger Sub has breached any of their respective representations, warranties, covenants or other agreements contained in this Agreement in any material respect; or

(e)           by the Company if:

(i)            (A) Merger Sub fails to commence the Offer within the time required by Section 1.1(a) or terminates, withdraws or makes any change to the Offer in violation of the terms of this Agreement or (B) at any scheduled expiration date of the Offer, Merger Sub fails to accept for payment, and pay for, shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer subject to the terms of and in accordance with Section 1.1(a) and at such time all of the Offer Conditions have been satisfied or waived and no subsequent expiration date for the Offer is established pursuant to an authorized extension of the Offer (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e)(i) in respect of any such failure or violation unless and until Merger Sub shall have failed to cure such failure or violation within five business days following the date on which the Company shall have delivered written notice of such failure or violation to Merger Sub and Parent); or

(ii)           prior to the Acceptance Time, Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) has had or would reasonably be expected to have a Parent Material Adverse Effect, and (B) is incapable of being cured or has not been cured by Parent or Merger Sub, as the case may be, within 20 calendar days after written notice has been given by the Company to Parent of such breach or failure to perform (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e)(ii) in respect of the breach set forth in any such written notice (x) at any time during such 20-day period (provided that such breach is capable of being cured during such period and Parent or Merger Sub, as applicable, continues to use its reasonable best efforts to cure such breach during such period) or (y) at any time after such 20-day period if Parent or Merger Sub shall have cured such breach in all material respects prior to the expiration of such 20-day period); provided, however, that the right to terminate this Agreement under this Section 8.1(e)(ii) shall not be available to the Company if the Company has breached any of their respective representations, warranties, covenants or other agreements contained in this Agreement in any material respect.

The party desiring to terminate this Agreement shall give written notice of such termination to the other parties setting forth the applicable subsection of this Section 8.1 under which this Agreement is being terminated.

Section 8.2            Effect of Termination.  Upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void except for the provisions of (i) this Section 8.2, (ii) Section 8.3, (iii) Section 6.2, (iv) the last sentence of Section 6.4, (v) the proviso to the fourth sentence of Section 1.1(a), and (vi) Article 9, which shall survive such termination; provided that nothing herein shall relieve any party from liability for any willful and material breach of this Agreement prior to such termination.

Section 8.3            Fees and Expenses.  All costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

Section 8.4            Amendment.  Subject to Section 6.9, this Agreement may be amended by the parties hereto, at any time before or after approval of this Agreement and the Transactions by the respective Boards of Directors or stockholders of the parties hereto; provided, however, that after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made which under the DGCL requires further approval by such stockholders without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.5            Waiver.  Subject to Section 6.9, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1            Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested), or sent by overnight courier, facsimile (upon confirmation of receipt) or e-mail transmission to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(a)           if to the Company:

Special Committee of the Board of Directors
c/o Sauer-Danfoss Inc.
2800 East 13th Street
Ames, IA 50010
Attention: Steven H. Wood
E-mail: swood@ruan.com
Fax: (515) 232-5999

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Thomas W. Christopher, Esq.
E-mail: thomas.christopher@kirkland.com
Fax: (212) 446-4900

and

Sauer-Danfoss Inc.
2800 East 13th Street
Ames, Iowa 50010
Attention: Kenneth D. McCuskey
E-mail: kmccuskey@sauer-danfoss.com
Fax: (515) 505-1115

and

Spencer Fane Britt & Browne LLP
1000 Walnut Street, Suite 1400
Kansas City, MO  64106
Attention: Peter Mirakian III, Esq.
E-mail: pmirakian@spencerfane.com
Fax: (816) 474-3216

(b)           if to Parent or Merger Sub:

Danfoss A/S
Nordborgvej 81
6430 Nordborg
Denmark
Attention: Anders Stahlschmidt
E-mail:   AST@danfoss.com
Fax: +45 74 88 62 35

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention:  William A. Groll, Esq.
E-mail: wgroll@cgsh.com
Fax:  (212) 225-3999

Notice so given shall (in the case of notice so given by mail or overnight courier) be deemed to be given when received and (in the case of notice so given by facsimile, e-mail transmission or personal delivery) on the date of actual transmission or (as the case may be) personal delivery (provided that any notice received by facsimile transmission, e-mail or otherwise at the addressee’s location on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day).  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.2            Representations and Warranties.  The representations and warranties contained in this Agreement shall not survive the Merger.

Section 9.3            Knowledge Qualifiers.  “To the knowledge of the Company” and similar phrases mean the actual knowledge of the individuals described in Section 9.3 of the Company Disclosure Letter. Notwithstanding anything else in this Agreement to the contrary, the representations and warranties set forth in Article 3 with respect to the Company Subsidiaries set forth on Section 9.3 of the Company Disclosure Letter shall be deemed to be made as to the knowledge of the Company.

Section 9.4            Interpretations.  Accounting terms used, but not specifically defined, in this Agreement shall be construed in accordance with GAAP.  When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.  All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL) and shall be deemed to refer to this Agreement as amended, modified and supplemented from time to time.  Notwithstanding anything in this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation or warranty made by the Company in Article 3 by virtue of any action or failure to act by any officer, director, employee, agent or other representative of the Danfoss Group acting in their capacity as such.

Section 9.5            Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if no such state court has proper jurisdiction, the Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any Judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware Court of Chancery or, if no such state court has proper jurisdiction, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware Court of Chancery or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware Court of Chancery or Federal court.  Each of the parties hereto agrees that a final

Judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)           Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the Transactions.

Section 9.6            Counterparts; Facsimile Transmission of Signatures.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 9.7            Assignment; No Third Party Beneficiaries.

(a)           This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns and the Special Committee, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its affiliates at any time; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations under this Agreement.

(b)           Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except that the Special Committee shall be an intended third party beneficiary and entitled to specifically enforce this Agreement on behalf of the Company and from and after the Closing (i) the holders of the Restricted Shares are intended third party beneficiaries of, and solely with respect to, the provisions of Section 2.4, and (ii) each Indemnified Party is an intended third party beneficiary of, and solely with respect to, Section 6.7, and such persons may specifically enforce such provisions.

Section 9.8            Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer or the Merger is not affected in any manner adverse in any material respect to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Offer, the Merger and the other Transactions are fulfilled to the extent possible then such contravention or invalidity shall not invalidate the entire Agreement.

Section 9.9            Entire Agreement.  This Agreement contains all of the terms of the understandings of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties (including the Special Committee), or any of them, with respect to the subject matter hereof.

Section 9.10          Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to equitable relief without the requirement of posting a bond or other security, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

DANFOSS A/S

By:	/s/ Jørgen M. Clausen
Name: Jørgen M. Clausen
Title: Chairman

By:	/s/ Niels B. Christiansen
Name: Niels B. Christiansen
Title: President and Chief Executive Officer

DANFOSS ACQUISITION, INC.

By:	/s/ Niels B. Christiansen
Name: Niels B. Christiansen
Title: President and Chief Executive Officer

SAUER-DANFOSS INC.

By:	/s/ Kenneth D. McCuskey
Name: Kenneth D. McCuskey
Title: Vice President and Chief Accounting Officer, Secretary

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Conditions to the Offer

Notwithstanding any other term of the Offer but subject to the terms set forth in the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer and, only after complying with any obligation to extend the Offer pursuant to the Merger Agreement, may terminate the Offer, if:

(i)            there shall not have been validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares which would represent at least a majority of the issued and outstanding shares of Company Common Stock, excluding Shares owned by (1) the Danfoss Group and their affiliates (including Bitten & Mads Clausens Fond, the controlling stockholder of Parent), (2) the officers and directors of any member of the Danfoss Group or its affiliates, and (3) the officers and directors of the Company (the “Minimum Tender Condition”);

(ii)           any of the following conditions shall exist at the time of expiration of the Offer:

(A)          any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or any Law shall be in effect that would (1) make the Offer or the Merger illegal, or (2) otherwise prevent the consummation thereof;

(B)          since the date of the Merger Agreement, there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;

(C)          (1) any representation and warranty of the Company set forth in the first two sentences of Section 3.2(a) or the first sentence of Section 3.2(b) of the Merger Agreement shall not be true and correct (other than de minimis inaccuracies) as of the date of the Merger Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time), (2) any representation and warranty of the Company set forth in Section 3.2(a) (other than the first two sentences thereof), Section 3.3(a), Section 3.3(b) or Section 3.3(c) of the Merger Agreement shall not be true and correct in all material respects as of the date of the Merger Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time) or (3) any representation and warranty of the Company set forth in the Merger Agreement (other than those referenced in clauses (1) and (2) above) shall not be true and correct as of the date of the Merger Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time), other than in the case of this clause (3) for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being understood that for this purpose all references to the term “Company Material Adverse

A-1

Effect” and other qualifications based on the word “material,” except for the reference to the term “Company Material Adverse Effect” in Section 3.6, shall be disregarded);

(D)          the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement prior to such time;

(E)           the Company fails to deliver to Parent a certificate signed by a senior executive officer of the Company dated the date on which the Offer expires certifying that the conditions specified in clauses (C) and (D) of this paragraph (ii) do not exist; or

(F)           the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived (other than the Minimum Tender Condition) by Parent or Merger Sub in whole or in part at any time and from time to time and in the sole discretion of Parent or Merger Sub, subject in each case to the terms of the Merger Agreement and applicable Law.  Any reference in this Exhibit A or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived.  The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement.  The failure by Parent, Merger Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Capitalized terms (and the term “affiliate”) used in this Exhibit A but not defined herein shall have the meanings set forth in the Agreement to which it is attached, except that the term “Merger Agreement” shall be deemed to refer to the Agreement to which this Exhibit A is attached.

A-2

Exhibit B

Form of Certificate of Incorporation of the Surviving Corporation

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF SAUER-DANFOSS INC.

FIRST: The name of this corporation shall be:

Sauer-Danfoss Inc. (the “Corporation”)

SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD: The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which this corporation is authorized to issue is 1000, with a par value of $0.01 per share.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SIXTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under the provisions of Section 174 of the Delaware General Corporation Law and amendments thereto, or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. No amendment, repeal or adoption of any provision of this Certificate of Incorporation inconsistent with this Article Sixth shall apply or have any effect on the liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of any inconsistent provision.

SEVENTH:

(a)       Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation, or is, or was serving, at the request of the Corporation as a director or officer of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said laws permitted the Corporation to provide prior to such amendment), against any and all expense, liability loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and amounts expended in seeking indemnification granted to such person under applicable law, this Article Seventh or any agreement with the Corporation) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) of this Article Seventh, the Corporation shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by such person only if (a) such indemnification is expressly required to be made by law, (b) the action, suit or proceeding (or part thereof) was authorized by the Board of Directors of the Corporation, (c) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the Delaware General Corporation Law, or (d) the action, suit or proceeding (or part thereof) is brought to establish or enforce a right to indemnification under an indemnity agreement or any other statute or law or otherwise as required under Section 145 of the Delaware General Corporation Law. Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, unless the Delaware General Corporation Law then so prohibits, the payment of such expenses incurred by a director or officer of the Corporation in his or her capacity as a director or officer (and in any other capacity in which service was or is tendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay any amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Article Seventh or otherwise.

(b)       If a claim under paragraph (a) of this Article Seventh is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if such suit is not frivolous or brought in bad faith, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The burden of proving such claim shall be on the claimant. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

(c)       The rights conferred on any person in paragraphs (a) and (b) of this Article Seventh shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

(d)       The Board of Directors is authorized to enter into a contract with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than, those provided for in this Article Seventh.

(e)       The Corporation may maintain insurance to the extent reasonably available, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

(f)        Any amendment, repeal or modification of any provision of this Article Seventh by the stockholders or the directors of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal or modification.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed on behalf of the Corporation this                day of                       , 2013.

Name: